PRIME RETAIL, INC.

            EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                 FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS
                                  AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                    2001                   2000
------------------------------------------------------------------------------------------------------------------------------------
Loss before minority interests                                                         $ (98,456)            $ (138,246)
Loss on sale of real estate                                                                1,063                 42,648
Interest incurred                                                                         88,926                102,664
Provision for asset impairment                                                            63,026                 68,663
Amortization of debt issuance costs                                                        6,984                  3,253
Amortization of interest rate protection contracts                                            41                     68
Less capitalized interest                                                                      -                 (3,412)
                                                                                       ---------             ----------
     Earnings                                                                             61,584                 74,900
                                                                                       ---------             ----------

Interest incurred                                                                         88,926                102,664
Amortization of debt issuance costs                                                        6,984                  3,253
Amortization of interest rate protection contracts                                            41                     68
Preferred stock distributions and dividends                                               22,672                 22,672
                                                                                       ---------             ----------
     Combined Fixed Charges and
       Preferred Stock Distributions and Dividends                                       118,623                127,477
                                                                                       ---------             ----------
Excess of Combined Fixed Charges
     and Preferred Stock Distributions
     and Dividends over Earnings                                                       $ (57,039)             $ (53,019)
                                                                                       =========             ==========
====================================================================================================================================